Exhibit (a)(4)
ASSET MANAGEMENT FUND
Written Instrument Establishing and Designating
Classes of Shares of Beneficial Interest
(The “Instrument”)
     The undersigned, the Trustees of the Asset Management Fund (the “Trust”), a Delaware statutory trust organized pursuant to the First Amended and Restated Declaration of Trust dated September 22, 2006, as amended (the “Declaration of Trust”), pursuant to Section 6.3 of Article VI of the Declaration of Trust, do hereby establish and designate the authorized and outstanding shares of beneficial interest (the “Shares”) of the Large Cap Equity Fund (the “Fund”), a series of the Trust, as a separate class set forth in paragraph 1 and further establish and designate an additional class of Shares of the Fund set forth in paragraph 2 and divide the authorized and unissued Shares of the Fund into the classes designated below in paragraph 3 (each a “Class” and collectively the “Classes”), each Class to have the special and relative rights specified in this Instrument subject always to the Declaration of Trust and to the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder:
     1. The authorized and outstanding Shares of the Fund are designated as follows:
Class AMF
     2. The additional Class of the Fund is hereby established and designated as follows:
Class H
     3. The authorized and unissued shares of the Fund are designated as follows:
Class AMF
Class H
     4. Each Share shall be redeemable, and, except as provided below, shall represent a pro rata beneficial interest in the assets attributable to such Class of Shares of the Fund, and shall be entitled to receive its pro rata share of net assets attributable to such Class of Shares of the Fund upon liquidation of the Fund, all as provided in or not inconsistent with the Declaration of Trust. Each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions as set forth in the Declaration of Trust.
     5. Upon the effective date of this Instrument:
          (a) Each Share of each Class of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or Class of Shares) shall be entitled to vote. Shareholders of the Fund shall vote together on any matter, except to the extent otherwise required by the 1940 Act, or when the Trustees have determined that the matter affects only the interest of Shareholders of one or more Classes, in which case only the Shareholders of such Class or Classes shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to any Class if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.
          (b) Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Fund may, pursuant to a Plan adopted by the Trustees under Rule 18f-3 under the 1940 Act, or such similar rule under or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.
     6. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any such Class, provided that such change shall not adversely affect the rights of Shareholders of such Class.
     7. Except as otherwise provided in this Instrument, the foregoing shall be effective as of the date hereof.
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(Signature Page — Asset Management Fund — Written Instrument Establishing and
Designating Classes of Shares of Beneficial Interest)
     IN WITNESS WHEREOF, the undersigned have this 18th day of July, 2008 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Richard M. Amis Richard M. Amis	/s/ David F. Holland David F. Holland

/s/ Gerald J. Levy	/s/ William A. McKenna, Jr.

Gerald J. Levy	William A. McKenna, Jr.

/s/ Christopher M. Owen

Christopher M. Owen	Maria F. Ramirez

/s/ Rodger D. Shay	/s/ Rodger D. Shay, Jr.

Rodger D. Shay	Rodger D. Shay, Jr.